Exhibit 99.1

Contact:

Douglas C. Arthur
(540) 465-3762

News Release
May 9, 2011

FIRST NATIONAL CORPORATION APPOINTS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Strasburg, Virginia (May 9, 2011) --- First National Corporation (the “Company”) (OTCBB: FXNC) announced today that Scott C. Harvard has been appointed President and Chief Executive Officer of the Company and First Bank (the “Bank”), effective immediately.  The current interim Chief Executive Officer, Dennis A. Dysart, will assume the role of Executive Vice President and Chief Operating Officer of the Company and the Bank, effective immediately.

In announcing the appointment, Douglas C. Arthur, Chairman of the Board of the Company and the Bank said “We are pleased to have a seasoned professional such as Scott join our team.  Scott, a Virginia native, is a demonstrated community leader and brings a wealth of experience and banking knowledge to First Bank.  We are also pleased that Dennis will be our new Chief Operating Officer, who will be working closely with Scott to advance our Company strategies.”

Mr. Harvard currently serves as the Chairman of the Board of the Federal Home Loan Bank of Atlanta.  He previously served as Director, as well as President and CEO of Shore Financial Corporation and Shore Bank for 23 years.

Mr. Harvard commented, “I am pleased to be joining First National Corporation and First Bank, and I look forward to working with the talented management team and board.  Together we can build on the nearly 104 year history of service to our communities.”

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other reports, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.